Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of May [•], 2021, by and between FIGS, Inc. (the “Company”), and Heather Hasson (“Executive”). The Company and Executive are referred to herein as the “parties.”

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of October 20, 2017 and amended as of September 16, 2020 (the “Prior Agreement”), pursuant to which Executive has been employed by the Company as its Co-Chief Executive Officer; and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement in its entirety on the terms and conditions set forth herein, effective as of the Effective Date (as defined below).

NOW, THEREFORE, in consideration of the promises and obligations set forth below and for other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Company and Executive agree and intend to be legally bound, as follows:

AGREEMENT

1. POSITION AND DUTIES. The Company agrees to continue to employ Executive during the Term as the Co-Chief Executive Officer of the Company. As Co-Chief Executive Officer, Executive will report to the Company’s Board of Directors (the “Board”) and will have all of the duties, responsibilities and authority commensurate with the position.

2. OBLIGATIONS TO THE COMPANY. Executive shall not, directly or indirectly, (a) engage or participate in any outside activity that would, or would reasonably be expected to, conflict with the best interests of the Company or Executive’s duties to the Company, or (b) provide services to or invest in any corporation or other entity that competes or intends to compete with the business of the Company. Nothing herein shall prohibit Executive from participating in any outside activity, provided that, (i) such activity shall be reasonably limited by Executive so as not to interfere with the performance of her duties and responsibilities hereunder and (ii) such activity is approved by the Board.

3. COMPENSATION AND BENEFITS.

(a) Base Salary. During the Term, the Company shall pay Executive an annualized base salary in the amount of $1,000,000 (the “Base Salary”), paid in approximately equal installments in accordance with the Company’s normal payroll practices.

(b) Bonus. Executive will also be eligible to earn an annual discretionary bonus (the “Annual Bonus”) targeted at an amount equal to 100% of Executive’s Base Salary, which may be earned in an amount up to a maximum of 200% of Executive’s Base Salary (if maximum performance goals are achieved). For clarity, Executive’s Annual Bonus target for calendar year 2021 shall be based solely on Executive’s Base Salary as of the Effective Date (i.e., $1,000,000). The amount of the Annual Bonus will be determined in the sole discretion of the Compensation Committee of the Board (“Compensation Committee”) and based, in part, on Executive’s performance and the performance of the Company during the calendar year, as well as any other criteria the Compensation Committee deems relevant. The Company will pay Executive the Annual Bonus, if any, no later than March 15th of the calendar year following the year in which the Annual Bonus is earned. Except as otherwise provided in Section 4(d), the Annual Bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date.

(c) Benefits. During the Term, while Executive is employed by the Company, Executive (and her spouse and dependents, as applicable) shall, subject to and in accordance with the terms of the applicable plan documents and all applicable laws, be entitled to participate in the health, welfare, retirement, vacation and other employee benefit plans, practices, policies and programs generally available to other senior executives of the Company, as may be in effect from time to time (the “Benefit Plans”), subject in each case to the generally applicable terms and conditions of the Benefit Plan in question and to the determinations of any person or committee administering such Benefit Plan. To the extent that Executive is required to make filing(s) under the Hart-Scott-Rodino Act with respect to the acquisition of Company securities, the Company will pay the filing and legal fees associated with such filings.

(d) Expenses. During the Term, Executive shall be eligible for prompt reimbursement for business expenses reasonably and actually incurred and properly documented by Executive in accordance with the policies of the Company as may be in effect from time to time.

(e) Equity Awards.

(i) The parties agree and acknowledge that the Company previously granted to Executive the following equity awards that remain outstanding as of the Effective Date: stock option granted February 22, 2018; stock option granted June 27, 2018, restricted stock units granted June 26, 2020, and stock option granted September 16, 2020 (the “Existing Equity Awards”). Effective as of the closing the initial public offering (the “IPO”) of the Company’s Class A common stock, the vesting of all shares subject to the stock options included in the Existing Equity Awards will be fully accelerated with the shares subject to such stock options subject to the lockup agreement entered into in connection with the IPO.

(ii) The Company shall grant, subject to Executive’s continued employment through the applicable grant date, to Executive equity-based compensation awards pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”). Of such awards, 75% shall be granted in the form of a stock option (the “Option”) and the remaining 25% shall be granted in the form of a restricted stock unit award (the “RSU Award” and, together with the Existing Equity Awards, the Option, and any future equity awards granted to Executive, the “Awards”).

(iii) The Option shall be a nonqualified stock option, shall have an exercise price per share equal to the fair market value of the Company’s common stock on the applicable grant date, and shall have a maximum term of ten years from the applicable grant date. The number of shares of Company common stock subject to the Option shall be determined by dividing $7,500,000 by the per share Black-Scholes valuation as of the grant date, utilizing the same assumptions that the Company uses in the preparation of its financial statements. The grant date of the Option shall be the date on which the determination of the price per share of the Company’s Class A common stock in connection with IPO occurs (the “IPO Price” and, such date, the “Pricing Date,” which shall also be the “Effective Date” of this Agreement). Subject to Executive’s continued service with the Company through the applicable vesting date, the Option shall vest and become exercisable over a four-year period as follows: one-forty-eighth (1/48th) of the shares of the Company’s common stock underlying the Option shall vest and become exercisable on each monthly anniversary of the Effective Date.

(iv) The number of shares of Company common stock subject to the RSU Award shall be determined by dividing $2,500,000 by the IPO Price. The RSU Award shall be granted on the date on which the Company’s Registration Statement on Form S-8 registering the shares subject to the RSU Award becomes effective. Subject to Executive’s continued service with the Company through the applicable vesting date, the RSU Award shall vest over a four-year period as follows: one-sixteenth (1/16th) of the RSU Award shall vest on each quarterly anniversary of the Effective Date, so that the RSU Award shall be vested in full as of the fourth (4th) anniversary of the Effective Date.

(v) The terms and conditions of the Option and RSU Award shall be set forth in a stock option award agreement and restricted stock unit award agreement, respectively, in forms prescribed by the Company, to be entered into by Executive and the Company (the “Award Agreements”). Except as otherwise specifically provided in this Agreement, each Award shall be governed in all respects by the terms of and conditions of the Plan and the applicable Award Agreement.

(vi) Notwithstanding the foregoing, upon a Change in Control, Executive will be entitled to 100% vesting acceleration of all then-unvested shares subject to the Existing Equity Awards. Notwithstanding anything to the contrary in this Agreement or any other agreement, for purposes of this Section 3(e)(vi), “Change in Control” for any Existing Equity Award shall have the meaning set forth in the Company’s 2016 Equity Incentive Plan.

4. TERM; EFFECT OF TERMINATION OF EMPLOYMENT.

(a) The parties acknowledge that Executive has been an employee of the Company prior to the date of this Agreement and that Executive’s at-will employment under this Agreement shall commence on the Effective Date. In the event that the Effective Date does not occur, this Agreement shall have no force or effect, and the Prior Agreement shall remain in effect, notwithstanding anything herein to the contrary. The Term of this Agreement shall commence on the Effective Date and continue until the fifth (5th) anniversary of the Effective Date, unless earlier terminated pursuant to this Section 4 (the “Term”). Following the natural expiration of the Term, Executive shall continue as an at-will employee of the Company. Executive’s post-termination obligations pursuant to Sections 5-8 and 10(d) of this Agreement (“Continuing Obligations”) shall survive the expiration/termination of this Agreement and/or Executive’s employment, however caused. The Company’s obligations under Section 7 shall survive the expiration/termination of this Agreement and/or Executive’s employment, however caused.

(b) If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall not be entitled to receive any compensation, salary, severance, bonus or other similar payments, except for payments of Base Salary and other earned compensation and benefits, in each case through the date of termination, and the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.

(c) If Executive’s employment is terminated due to her death or Disability, she will receive 100% vesting acceleration of all then-unvested shares subject to the Awards.

(d) If, during the Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason other than during a Change in Control Period (as defined below), then Executive shall be entitled to, in addition to payments of Base Salary and other benefits accrued, in each case through the date of termination:

(i) continued payment of Base Salary for twenty-four (24) months in accordance with the Company’s standard payroll procedures, which payments will commence no later than the first regular payroll date occurring after the sixtieth (60th) day following the date of termination (the “Severance Payments”) and, once they commence, will include any unpaid amounts accrued from the date of termination; provided, that if the sixty (60)-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. For purposes of Section 4, if Executive is entitled to Severance Payments due to a termination for Good Reason resulting from a material reduction of her Base Salary, the Severance Payments will be calculated based on the pre-reduction Base Salary;

(ii) 100% vesting acceleration of all then-unvested shares subject to the Awards (the “Termination Vesting Acceleration”); and

(iii) regardless of whether she elects continuation coverage, a lump-sum cash payment in an amount equal to 200% of the cost of eighteen (18) months of COBRA medical continuation premiums (based on Executive’s elections in effect as of immediately prior to such termination), paid in a lump-sum within thirty (30) days following the date of termination (the “Additional Payment”).

(e) If, during the Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control (the “Change in Control Period”), then Executive shall be entitled to, in addition to payments of Base Salary and other benefits accrued, in each case through the date of termination:

(i) the same payments and benefits set forth in Section 4(c)

(ii) an amount equal to Executive’s Annual Bonus target for the year in which the termination occurs, pro-rated based on the number of days during which Executive provided services to the Company during such year (the “Pro-Rated Bonus”), payable within 30 days following the date of termination; and

(iii) An amount equal to 200% of Executive’s Annual Bonus target for the year in which the termination occurs, payable within 30 days following the date of termination.

For the avoidance of doubt, the Change in Control Period, and the Company’s obligation to provide the payments and benefits set forth in this Section 4(d), shall extend for a period of twelve (12) calendar months beginning on the date of the Change in Control, and shall continue irrespective of whether the Term naturally terminates during the Change in Control Period.

(f) Notwithstanding anything to the contrary in this Section 4, Executive will be entitled to the benefits outlined in Sections 4(d)(i)-(iii) and Sections 4(e)(i)-(iii) (as applicable) in the event she is terminated by the Company without Cause or terminates her employment for Good Reason, in each case only if she executes, delivers and does not revoke a general waiver and release of all claims against the Company and any parent, subsidiary and affiliate thereof in a form substantially similar to Exhibit A hereto (the “Release”) and such Release shall have become effective by its terms prior to the sixtieth (60th) day following the termination date, and with respect to any continuing payments has not been found to be in breach of her Continuing Obligations as of the date of a payment.

5. CONFIDENTIAL INFORMATION AND OTHER COMPANY POLICIES.

(a) Executive acknowledges that she remains bound by and in compliance with the terms and conditions of that Employee Confidential Information and Inventions Assignment Agreement entered into by and between Executive and the Company on January 28, 2013. Executive agrees to be bound by and comply fully with any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement.

(b) In addition, in accordance with the Defend Trade Secrets Act of 2016, the Company notifies Executive that federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (1) where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2).

(c) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency.

6. NON-SOLICITATION. During the Term and for one (1) year after the termination of Executive’s employment with the Company, Executive will not use the Company’s confidential information, directly or indirectly (including through any agent, estates, trustee, family members or other representatives, including attorneys, accountants, consultants, bankers and financial advisors, of Executive or any other person) to induce, attempt to induce, solicit or attempt to solicit any employee of the Company or any subsidiary to leave his or her employment, consulting or independent contractor relationship with the Company or such subsidiary; provided, however, that, Executive shall not be precluded from hiring, retaining, employing or otherwise engaging any such individual who responds to any public advertisement not specifically targeted at such individual. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the Change in Control Period, the post-termination non-solicitation restrictions of this Section 6 shall not be a Continuing Obligation and shall be rendered null and void with no effect, provided that Executive executes the Release and has not been found to be in breach of the remaining Continuing Obligations as of the date of each such payment.

7. MUTUAL NON-DISPARAGEMENT. During the Term and thereafter, Executive shall not make to any person or entity, including but not limited to competitors,

customers or vendors of the Company or any subsidiary or affiliated entity, any statement that disparages, discredits, or defames the Company, including but not limited to disparaging, discrediting or defamatory statements regarding the Company’s financial condition, the Company’s products, or the directors, officers, managers, and employees of the Company. During the Term and thereafter, the Company shall not make any statement that disparages, discredits, or defames Executive to any person or entity, including but not limited to competitors, customers or vendors of the Company or any subsidiary or affiliated entity, and the Company shall instruct its respective officers and directors to not disparage, discredit or defame Executive to any person or entity; provided, that, this Section 7 shall not in any way preclude Executive and the Board or officers from engaging, during the Term, in performance reviews or other discourse relating to Executive’s performance, or otherwise discussing or conducting the business of the Company in the ordinary course. Notwithstanding the foregoing, nothing in this Section 7 shall preclude Executive or the Company from making truthful statements required by applicable law, regulation or legal process, or in connection with any formal action to enforce their respective rights under this Agreement, as applicable.

8. ENFORCEMENT/REMEDIES.

(a) Arbitration. Executive acknowledges that she remains bound by and in compliance with the terms and conditions of that Arbitration Agreement entered into by and between Executive and the Company, attached hereto as Exhibit B (the “Arbitration Agreement”).

(b) Equitable Relief. The agreement to arbitrate set forth in Section 8(a) does not prohibit either party from filing an application for a provisional remedy or equitable relief to prevent actual or threatened irreparable harm in accordance with California law, including for breach or threatened breach of Sections 5 through 8 of this Agreement.

9. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

(a) “Cause” means one or more of the following events, as determined by the majority of disinterested members of the Board: (i) Executive’s commission of theft, embezzlement, fraud, dishonesty, misappropriation, or similar conduct against the Company, any subsidiary or any affiliated entity; (ii) Executive’s conviction for, or entry of a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; or (iii) Executive’s gross negligence or willful or intentional misconduct in the performance of Executive’s duties.

(b) “Change in Control” shall have the meaning set forth in the Plan.

(c) “Disability” means Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(d) “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) any material reduction in Executive’s authority, responsibilities or duties; (ii) a relocation of her business office to a location more than twenty-five (25) miles from the location at which Executive performed her duties immediately prior to the relocation; (iii) the Company’s material breach of any of its obligations under this Agreement; or (iv) a material reduction in Executive’s then-Base Salary; provided, however, that any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (A) Executive gives the Company written notice, within ninety (90) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s), of Executive’s intent to terminate for Good Reason; (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of such written notice (such 30-day period, the “Cure Period”); and (C) Executive voluntarily terminates her employment within thirty (30) days following the end of the Cure Period.

10. GENERAL.

(a) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such invalid provision shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, clause or condition had not been made.

(b) Representations and Warranties. Executive represents and warrants that: (i) Executive’s employment with the Company does not and will not breach any agreements with or duties to any third party; (ii) Executive has no obligations or commitments inconsistent with the terms of this Agreement; and (iii) Executive will not enter into any agreement or engage in any activity which would conflict with this Agreement or which would otherwise materially interfere with Executive’s duties hereunder.

(c) Survival of Obligations. Termination of Executive’s employment, however caused, shall not affect Executive’s Continuing Obligations. Executive agrees that after leaving the employ of the Company for any reason, whether initiated by Executive or the Company, the Company may notify Executive’s new employer about the Continuing Obligations.

(d) Cooperation. Following Executive’s termination of employment, if requested by the Company, Executive agrees to cooperate in good faith with the Company in connection with any defense, prosecution or investigation by the Company including regarding any internal investigation, actual or potential litigation, administrative or regulatory proceeding, or other such like proceeding, in which the Company may be involved as a party or non-party from time to time (other than any dispute between the Company and Executive), including without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, Executive appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and Executive providing the Company all pertinent information and documents, at reasonable times and pursuant to reasonable schedules. The Company shall reimburse Executive for the reasonable, documented out-of-pocket expenses incurred by Executive in connection with such cooperation.

(e) Notices. Any notice, request, instruction, or other document to be given hereunder by any party to any other party shall be in writing and shall be delivered personally, by overnight delivery service or by email, and shall be deemed given: (i) if delivered by hand, when delivered, (ii) if delivered by overnight delivery, one (1) business day after deposited with a nationally recognized overnight delivery service, and (iii) if sent by email, upon electronic confirmation of receipt, as follows:

If to the Company, to:

FIGS, Inc.

2834 Colorado Avenue, Suite 100

Santa Monica, California 90404

Attention: Chief Legal Officer

Email: legal@wearfigs.com

if to Executive, to:

At Executive’s most recent address on the records of the Company Email: [personal email address]1

(f) Waivers/Construction. Unless otherwise set forth in this Agreement, no delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(g) Successors and Assigns; Assignment; Third Party Beneficiary. Executive shall not assign this Agreement and any attempt by Executive to do so will be deemed null and void, provided that Executive’s rights to payments hereunder shall, upon Executive’s death or incapacity, inure to the benefit of Executive’s personal or legal representatives, executors, administrators, heirs, devisees and legatees. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may be assigned by the Company to any of its affiliates, or to a person or entity which is a successor in interest to substantially all of the business operations or assets of the Company.

[1]	NTD: To be redacted from public filings.

(h) Entire Agreement; No Oral Modification; Amendment. This Agreement contains the entire understanding of the parties with respect to the terms and conditions of Executive’s employment with the Company, and supersedes any and all prior and contemporaneous agreements, negotiations, term sheets and understandings relating to Executive’s employment with the Company (including the Prior Agreement, except as expressly set forth herein). The Existing Equity Awards will continue on their existing terms, except as expressly set forth in this Agreement, and the Founder’s Cash Sale Bonus Letter Agreement shall continue on its existing terms. This Agreement cannot be amended or modified except pursuant to a written instrument signed by Executive and an authorized signatory of the Company and approved by a majority of the members of the Board other than you. This Agreement’s terms may not be altered, modified, or amended in a manner detrimental to Executive except by a written instrument signed by the Executive that specifically references this Section 10(h).

(i) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California without giving effect to its conflicts or choice of law principles unless otherwise set forth herein.

(j) Executive Acknowledgment/No Inducements. Executive acknowledges that she has had the opportunity to consult with legal counsel and/or a tax advisor of Executive’s own choosing in regard to this Agreement, and that Executive has read and understands this Agreement. Executive has entered into this Agreement with the Company knowingly and voluntarily, based on Executive’s own judgment and not on any representations, inducements or promises other than those contained in this Agreement.

(k) Section Headings. The section and subsection headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any of its provisions.

(l) Counterparts. This Agreement may be executed by electronically and/or in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. 409A.

(a) Compliance. It is intended that the compensation paid or delivered to Executive pursuant to this Agreement is either paid in compliance with to avoid the application of an accelerated or additional tax under, or is exempt from, Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the regulations promulgated thereunder (together, “Section 409A”), and this Agreement shall be interpreted and administered accordingly. However, the Company does not warrant to Executive that all amounts paid or delivered to her will be exempt from, or paid in compliance with, Section 409A. Executive understands and agrees that Executive bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws. Executive acknowledges that she has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to this Agreement, including any adverse tax consequence under Section 409A and applicable state tax law. If any payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company (subject to the consent of the majority of the disinterested members of the Board) and Executive may (i) adopt such amendments to this Agreement, including amendments with retroactive effect, that the Company and Executive agree are necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Company and Executive determine are necessary or appropriate to comply with the requirements of Section 409A. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(b) Amounts Payable On Account of Termination. If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of Executive’s termination of employment under this Agreement will be paid, “terminate,” “terminated” or “termination” or words of similar import relating to Executive’s employment with the Company, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” within the meaning of Section 409A from the Company. Further, to the extent any payment or benefit provided under this Agreement is deemed to be nonqualified deferred compensation that is subject to Section 409A, and if the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s “separation from service” within the meaning of Section 409A, then any such payment(s), to the extent they are subject to Section 409A, shall not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” within the meaning of Section 409A and (ii) the date of Executive’s death following such “separation from service”.

(c) Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date and year first set forth above.

FIGS, Inc.
By:
Name:	[•]
Title:	[•]
EXECUTIVE
Heather Hasson

Exhibit A

Form of Release

In consideration of the payments to be made to me pursuant to Section 4 of my Agreement with FIGS, Inc. (with any successor thereof, the “Company”) dated May [__], 2021 (the “Agreement”) (such payments, the “Benefits”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.

On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Released Parties”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with the Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes my waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; [the Age Discrimination in Employment Act (“ADEA”)];[2] the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance.

2.

In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws;

(b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency; and (e) my right to report any violation to the Securities and Exchange Commission or any other federal or state agency. I further understand that nothing in this Release precludes me from entitlement to any monetary recovery awarded by the Securities and Exchange Commission in connection with any action asserted by the Securities and Exchange Commission. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnification Agreement between me and the Company, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth in my Agreement.

3.

I understand and agree that the Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4.

As part of my existing and continuing obligations to the Company, I have returned to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) except that I may keep my personal copies of (i) my compensation records and (ii) materials distributed to stockholders generally. I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s).

5.

I represent and warrant that I am the sole owner of all claims relating to my employment with the Company and/or with any predecessor of the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

[2]	To include if Executive is over 40.

6.	Section 5(b)—(c) of the Agreement is hereby incorporated herein by reference, and shall apply, together with any necessary conforming changes, to the provisions set forth herein.

7.

I understand and agree that nothing in the Release shall be interpreted or enforced in a manner that would interfere with my rights under the National Labor Relations Act, if any, to discuss or comment on the terms and conditions of my employment.

8.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either any Released Party or myself.

9.

[I understand and acknowledge that through the Release, I will be releasing the Released Parties from any and all claims I may have against them, including those under the ADEA, except as specified in the Release.][3]

10.

[I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that the Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and I understand that I may revoke my acceptance of the Release in the seven (7) day period following the date I deliver a signed copy of the Release to Company. I understand that the Benefits will become available to me at such time after the Effective Date.][4]

11.

In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits (except as otherwise set forth in the Agreement) and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of the Company.

12.

Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or

[3]	To include if Executive is over 40.
[4]	To include if Executive is over 40.

agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee ___________, ______.

Executed this ___________ day of ___________, ______.
Your Signature
Your Name (Please Print)

Agreed and Accepted:

FIGS, Inc.

By:

Date:

Exhibit B

Arbitration Agreement

See attached.